Exhibit (a)(1)(ii)

The Exchange Program and withdrawal rights expire at

11:59 p.m., EDT, on June 15, 2009

unless the Exchange Program is extended.

INSTRUCTIONS TO ELECTION FORM AND INFORMATION SHEET

1. DEFINED TERMS. All terms used in this Election Form and the subsequent Information Sheet but not defined have the meaning given them in the Offer to Exchange, dated June 15, 2009.  References in this Election Form to “Company,” “Evolution Petroleum,” “we,” “us,” “our,” and “ours” mean Evolution Petroleum Corporation and its subsidiaries.

2. EXPIRATION DATE. The Exchange Program and any rights to tender or to withdraw a tender of Eligible Option Grants expire at 11:59 p.m., EDT, on June 15, 2009, unless the Exchange Program is extended.

3. DELIVERY OF ELECTION FORM. If you intend to tender an Eligible Option Grant or multiple Eligible Option Grants under the Exchange Program, a signed copy of this Election Form, together with a properly completed and signed Information Sheet, must be received by us before 11:59 p.m., EDT, June 15, 2009 (or such later date as may apply if the Exchange Program is extended) by email (by PDF or similar imaged document file) to smcdonald@evolutionpetroleum.com.  The subject line of the email must state: “Exchange Program.”  Election Forms should not be sent via inter-office mail or hand delivered.

Your Election Form and Information Sheet will be effective only upon receipt by us.  We will accept delivery of the signed Election Form and Information Sheet only by one of the methods of delivery described above. The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form and Information Sheet are delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form and Information Sheet on time.

You are not required to tender any Eligible Option Grant. For each Eligible Option Grant you choose to tender for exchange, you must tender that entire option grant for the amount of its unexercised portion. On the Information Sheet, please check the box (either “ACCEPT” or “DECLINE”) and initial corresponding to your Eligible Option Grant, indicating the action you wish to take.

You do not need to return your stock option agreement relating to each tendered Eligible Option Grant, as it will be automatically cancelled if we accept your Eligible Option Grant for exchange.

4. WITHDRAWAL OF ELECTION. Tenders of Eligible Option Grants made under the Exchange Program may be withdrawn at any time before 11:59 p.m., EDT, on June 15, 2009, unless we extend the expiration date, in which case withdrawals must be received before such later expiration date and time.

To withdraw a tendered Eligible Option Grant, you must request a replacement Election Form and Information Sheet and E-mail (a PDF or similar imaged document file) a properly completed and signed replacement Election Form and Information Sheet in the manner described in Instruction (3) above.  Withdrawals may not be rescinded and any Eligible Option Grant withdrawn will not be considered to be properly tendered, unless the withdrawn Eligible Option Grant is properly re-tendered before the expiration date by following the procedures described in Instruction 3 above.

5. SIGNATURES. Please sign and date the Election Form, and provide your social security number or other tax identification number. Except as described in the following sentence, this Election Form must be signed by the holder of the Eligible Option Grant to be tendered exactly as such holder’s name appears on the Eligible Option Grant option agreement.  If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on this Election Form.

6. REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Any questions or requests for assistance regarding the exchange offer (including requests for additional or hard copies of the exchange offer or this Election Form) should be directed to Sterling H McDonald, at smcdonald@evolutionpetroleum.com or by telephone at (713) 935-0122.

7. IRREGULARITIES. We will determine all questions as to the number of shares subject to Eligible Option Grants tendered and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Eligible Option Grants.  Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties.  We may reject any or all tenders of Eligible Option Grants that we determine are not in appropriate form or that we determine are unlawful to accept. We may waive any defect or irregularity in any tender with respect to any particular Eligible Option Grant before the expiration of the Exchange Program. No Eligible Option Grant will be accepted for exchange until the holder of the Eligible Option Grant exchanging the Eligible Option Grant has cured all defects or irregularities to our satisfaction, or they have been waived by us, prior to the expiration date.  Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any Eligible Option Grant.

8. CONDITIONAL OR CONTINGENT OFFERS. We will not accept any alternative, conditional or contingent tenders.

9. IMPORTANT TAX INFORMATION. You should refer to Part III, Section 13 of the Offer to Exchange, which contains important tax information. We encourage all holders of Eligible Option Grants to consult with tax advisors if you have questions about your financial or tax situation.

ELECTION FORM

To:	Evolution Petroleum Corporation
2500 City West Blvd., Suite 1300
Houston, Texas 77042
Attention: Sterling H. McDonald
Facsimile: (713) 935-0199
Email: smcdonald@evolutionpetroleum.com

I acknowledge that:

1. I have received the Offer to Exchange dated May 15, 2009, this Election Form, the form of Restricted Stock Agreement and the 2004 Stock Plan.

2. I tender to Evolution Petroleum Corporation for exchange the Eligible Option Grant(s) specified on the attached Information Sheet and understand that, upon acceptance by Evolution Petroleum Corporation, this Election Form will constitute a binding agreement between Evolution Petroleum Corporation and me. On the Information Sheet I have checked the box and included my initials corresponding to each Eligible Option Grant, indicating whether I want to decline or accept the Company’s offer to exchange Restricted Stock for each of my Eligible Option Grants.

3. I understand that if I validly tender an Eligible Option Grant for exchange, and such Eligible Option Grant is accepted and cancelled, I will receive Restricted Stock that will be for fewer shares of common stock than were underlying my Eligible Option Grant.

4. I understand that if I elect to tender an Eligible Option Grant, I must tender all outstanding un-exercised options, whether vested or unvested, of that particular grant for exchange.

5. I understand that the Restricted Stock will be unvested at the time it is granted, and will have a new vesting period as follows:

•                                          If and to the extent any stock options pursuant to your Eligible Option Grant are vested on the Expiration Date, the Restricted Stock exchanged for those vested options will become vested on the first anniversary of the Expiration Date, being June 15, 2010, unless the Expiration Date is extended.

•                                          If and to the extent any stock options pursuant to your Eligible Option Grant are not vested on the Expiration Date, being June 15, 2009, unless the Expiration Date is extended, the Restricted Stock exchanged for those unvested options will become vested on the first anniversary of the vesting date(s) on which such unvested options would have otherwise become vested.

6. I understand that the Restricted Stock will be granted under the 2004 Stock Plan.

7. Evolution Petroleum Corporation has advised me to consult with my own advisors as to the consequences of participating or not participating in this Exchange Program, including my personal tax advisor with any questions regarding the tax consequences of participating in this Exchange Program in the context of my own situation.

8. To remain eligible to tender my Eligible Option Grant(s) for exchange and cancellation pursuant to the Exchange Program, I understand that I must remain an Eligible Person and must not have received nor have given a notice of termination prior to the date and time that the Exchange Program expires, which is scheduled to be 11:59 p.m., EDT, on June 15, 2009, unless the Exchange Program is extended.

9. I understand that if I cease providing services to the Company prior to the Expiration Date of the Exchange Program, the Company will not accept my Eligible Option Grant for cancellation and I will retain my Eligible Option Grant with its current terms and conditions.

10. I understand that if I cease providing services to the Company, I will forfeit any unvested shares of Restricted Stock.

11. I understand that if I properly elect to participate in the Exchange Program, my death or incapacity will not affect the Company’s authority to take the actions described in the Exchange Program with respect to an Eligible Option Grant I have tendered for exchange, and such authority will survive my death or incapacity.  All of my obligations under this election form will be binding on my heirs, personal representatives, successors and assigns.

12. I understand that neither the ability to participate in the Exchange Program nor actual participation in the Exchange Program will be construed as a right to continued employment with the Company or any of its subsidiaries.

13. I understand that in accordance with Part III, Sections 7 and 14 of the Offer to Exchange; the Company may terminate, modify or amend the Exchange Program and postpone its acceptance and cancellation of any Eligible Option Grants that I have tendered for exchange. In any such event, I understand that the Eligible Option Grants tendered for exchange but not accepted will remain in effect with its current terms and conditions.

14. I understand that this election is entirely voluntary, and I am aware that I may change or withdraw my decision to tender my Eligible Option Grant(s) at any time until the Exchange Program expires by submitting a new Election Form to the Company expressing my revocation as described in the Instructions to this Election Form.  I further understand to re-elect to participate in the Exchange Program, I must again follow the procedure described in these instructions to deliver a new Election Form prior to the expiration of the Exchange Program.  I understand that this decision to tender any or all of my Eligible Option Grant(s) will be irrevocable at 11:59 p.m., EDT, on June 15, 2009, unless the Exchange Program is extended.

15. I sell, assign and transfer to the Company all right, title and interest in and to the Eligible Option Grants that I am tendering as specified in the attached Eligible Option Grant Information Sheet, and I agree that I shall have no further right or entitlement to purchase any shares of the Company’s common stock under the tendered Eligible Option Grant(s) on the date Evolution accepts such Eligible Option Grant(s) for exchange and cancellation.

16. I agree to all of the terms and conditions of the Exchange Program AND HAVE ATTACHED A SIGNED COPY OF THE INFORMATION SHEET.  I understand that if I do not include the Information Sheet with this Election Form, I will be deemed to have elected NOT to exchange my Eligible Option Grant(s).

Eligible Person’s Signature	Date

Eligible Person’s Name (please print or type)

Social Security Number or Tax I.D. Number of Eligible

NOTE TO ELIGIBLE PERSONS IN COMMUNITY PROPERTY STATES:

If you are married and reside in a state the laws of which provide that a spouse has a community property interest in the Eligible Options, in order to elect to tender your Eligible Option Grant(s) your spouse must execute the Spousal Consent below. Under the Consent, your spouse agrees to be bound, and agrees that any such community property interest shall similarly be bound, by this Election Form. States with community property laws are Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington and Wisconsin.

Your failure to provide your spouse’s signature constitutes your representation and warranty to Evolution that either you are not married or your spouse has no community or other marital property rights in the Eligible Option Grant(s) or your new Restricted Stock.  You should consult your personal outside advisors if you have questions about the Spousal Consent below.

Spousal Consent

The undersigned spouse of the Eligible Person who has executed this Election Form above has read and hereby approves the submission of this Election Form and Information Sheet. The undersigned agrees to be irrevocably bound by this Election Form and further agrees that any community property interest of the undersigned will similarly be bound by this Election Form. The undersigned appoints the Eligible Person who has executed this Election Form above as his/her attorney-in-fact with respect to any amendment or exercise of any rights under this Election Form.

Spouse’s Signature	Date

Spouse’s Name (please print or type)